Exhibit 10.3.2

AMENDMENT NO. 1 TO THE

SYNACOR, INC.

2006 STOCK PLAN

Synacor, Inc., a Delaware corporation (the “Company”), adopted the 2006 Stock Plan on December 5, 2006 (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Plan.

Section 4(a) of the Plan shall be amended in its entirety to read as follows:

“(a) Basic Limitation. Not more than 966,915 Shares may be issued under the Plan (subject to Subsection (b) below and Section 8). All of these Shares may be issued upon the exercise of ISOs. The number of Shares that are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.”

Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

Adopted by the Company’s Board of Directors:	July 31, 2007
Adopted by the Company’s Stockholders:	August 30, 2007